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                            ADVANTUS VENTURE FUND, INC.

                          RULE 12b-1 PLAN OF DISTRIBUTION
                            APPLICABLE TO CLASS A SHARES
                            AS AMENDED OCTOBER 22, 1998


     WHEREAS, Rule 12b-1 under the Investment Company Act of 1940, (the "Rule"), provides that a registered open-end management investment company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution; and

     WHEREAS, it is intended that shares of Advantus Venture Fund, Inc., (the "Fund") designated as Class A shares will be sold to the public pursuant to an Underwriting and Distribution Agreement, with Ascend Financial Services, Inc. ("Ascend").

     NOW THEREFORE, the following shall constitute the written plan pursuant to which Rule 12b-1 fees payable in connection with Class A shares of the Fund shall be made.

     The Underwriting and Distribution Agreement (the "Agreement") between the Fund and Ascend provides that Ascend will receive, as compensation for services it renders under the Agreement in connection with Class A shares of the Fund, in addition to a sales charge, a monthly shareholder servicing fee from the Fund as set forth below.

                         Monthly Shareholder Servicing Fee
                              (as a percentage of the
                             Fund's average net assets
                           Attributable to Class A Shares
                           ------------------------------
                                    1/12 x .25%

     The Shareholder Servicing Fee may be used by Ascend to provide compensation for ongoing servicing and/or maintenance of Class A shareholder accounts with the Fund. Compensation may be paid by Ascend to persons, including employees of Ascend, and institutions who respond to inquiries of Class A shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other administrative or accounting services not otherwise required to be provided by the Fund's investment adviser, transfer agent or other agent of the Fund.

     Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by Ascend in connection with Class A shares of the Fund, so that such payments may exceed expenses actually incurred by Ascend. The Fund's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by Ascend and amounts it receives under the Plan.

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     The Plan will not take effect with respect to the Fund, and no fee will be payable in accordance with the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund designated as Class A shares.

     This Plan shall continue in effect for a period of more than one year from the date of its adoption only so long as such Plan, together with any related agreements, has been approved by a vote of the Board of Directors of the Fund, and the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such Plan or agreements.

     The Chairman of Ascend, or such other person as he may designate shall provide to the Board of Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts received by Ascend pursuant to the Plan, the expenditures made by Ascend out of such proceeds, and the purpose for which such expenditures were made.

     This Plan may be terminated at any time by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of the Fund designated as Class A shares.

     This Plan may not be amended to increase materially the amount to be spent by the Fund for distribution without Class A shareholder approval.

     All material amendments to the Plan, together with any related agreements, must be approved by a vote of the Board of Directors of the Fund, and of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such Plan or agreements.


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